SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                   FORM 8-K/A

                                 CURRENT REPORT


                       Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934


Date of Report: July 12, 2001

                                  XIN NET CORP.
                                 --------------
             (Exact name of registrant as specified in its charter)


Florida                         0-26559                 33-0751560
----------------              -------------            ------------
(State or other               (Commission              (IRS Employer
jurisdiction of               File Number)             Identification No.)
incorporation)


          #830 - 789 West Pender Street, Vancouver, B.C. Canada V6C 1H2
          -------------------------------------------------------------
               (Address of principal executive offices) (Zip Code)

       Registrant's telephone number, including area code: (604) 632-9638

ITEM 1.   CHANGES IN CONTROL OF REGISTRANT

          None.


ITEM 2.   ACQUISITION OR DISPOSITION OF ASSETS

          The Board of Directors of Xin Net Corp. announced on June 22, 2001 that its joint venture partner, Xin Hai Technology Development Ltd., had on the same day signed an agreement to sell its Internet access provision (ISP) assets to Beijing Sino Soft Intel Information Technology Ltd. (Sino Soft). This development follows on the heels of the Company's decision to discontinue Internet access provision services (see May 18, 2001 press release). The agreement is subject to payments being made by Sino Soft at specified dates and to Company shareholders' approval. The Company intends to seek shareholder approval at its Annual General Meeting planned for September 2001.


          Summary of Asset Transfer Agreement dated June 22, 2001.

          We have entered into an Assets Transfer Agreement under which we have agreed to transfer all the assets of the ISP operations in China to Beijing Sino Soft Intel Information Technology, Ltd. of Beijing. The transfer includes all transferable permits, equipment, agency contracts, customers, accounts, employees and operations.

          The price for the transfer of assets by us is $700,000 (USD) payable to us in Renminbi at the official exchange rate, as thus: $350,000 payable as a deposit upon signing with $350,000 to be paid upon receipt of shareholder approval of the asset transfer by our shareholders.

          We have agreed to assign Logo, lines, numbers, locations and all accounts and assets and have agreed not to compete in China in the ISP business. No fixed debt is assumed by purchaser, but ongoing contracts for Internet access provision, etc. will be assumed by buyer.


ITEM 3.   BANKRUPTCY OR RECEIVERSHIP

          None.

ITEM 4.   CHANGES IN REGISTRANT'S CERTIFYING ACCOUNTANT

          None.

ITEM 5.   OTHER EVENTS

          None.

ITEM 6.   RESIGNATION AND APPOINTMENT OF DIRECTORS

          None.

ITEM 7.   FINANCIAL STATEMENTS, PRO FORMA FINANCIALS, & EXHIBITS


     Financial Statements -        None.
     Exhibits -                    10.1 Assets Transfer Agreement



                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


Date:  July 12, 2001                          XIN NET CORP.



                                              By:/s/Marc Hung
                                                  Marc Hung, President